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                                                                   Exhibit 10.33

                       CONFIDENTIAL RESIGNATION AGREEMENT
                       ----------------------------------
                         AND GENERAL RELEASE OF CLAIMS
                         -----------------------------

     1. David L. Hodson ("Employee") was employed by iPrint Technologies, inc. (the "Company") on or about May 1, 1996. Employee has now decided to resign from his employment with the Company. It is the Company's desire to provide Employee with a severance package that he would not otherwise be entitled to receive upon his resignation and to resolve any claims that Employee has or may have against the Company. Accordingly, Employee and the Company agree as set forth below under this Confidential Resignation Agreement and General Release of Claims (the "Agreement").

     2. Employee hereby resigns from the Company effective January 31, 2002 (the "Resignation Date"), on which date he shall cease to be an employee of the Company for all purposes. Between the date Employee signs the Agreement (the "Effective Date") and the Resignation Date (the "Transition Period"), Employee will report to the Company Vice President of Web Operations or such other executive as designated by the Company's Chief Executive Officer. During the Transition Period, Employee will receive his existing benefits. During the Transition Period, Employee also will continue to receive his salary, less standard payroll deductions and withholdings, at his current rate of $15,000.00 per month.

In addition to continued employment and the specified salary payments during the Transition Period, the other benefits provided in exchange for this release are participation in the Company's 401K Plan and group health insurance plans and continued vesting in stock options granted in paragraph 2(d) of the Employment Agreement during the Transition Period. On the Resignation Date the Company will pay Employee all accrued salary, and all accrued and unused Personal Time Off ("PTO") earned through the Resignation Date, subject to standard payroll deductions and withholdings. As of November 30, 2001, Employee's accrued and unused PTO was 285 hours. All unused PTO will be paid to Employee by reducing the outstanding amount of the Secured Demand Promissory Note dated April 16, 2001 (the "Loan") that Employee owes the Company ("Loan Reduction").

In the event the Company terminates Employee's employment during the Transition Period for cause, the Company's obligation to pay his salary and all benefits shall cease immediately, and his employment shall end immediately. For purposes of this paragraph and paragraph 4, "cause" is defined in paragraph 5(a) of Employee's Employment Agreement (the "Employment Agreement"), effective as of October 31, 2001, and attached hereto as Exhibit A.

     3. During the Transition Period, Employee agrees not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so.

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     4.  Provided that Employee has not been earlier terminated for cause, on the eighth day following the Resignation Date, if Employee signs on the Resignation Date a general release of known and unknown claims in the form attached hereto as Exhibit B, Employee will receive the following consideration, which includes applicable benefits in the severance package described in paragraph 5(c) of the Employment Agreement, specifically:

         (a) A lump sum payment equal to six months' pay at Employee's current rate, less applicable withholding (the "Severance Payment"), which will be paid to Employee as Loan Reduction. Employee understands and agrees that if he violates Paragraph 6, 7, or 8 of the Employment Agreement, the Company will have no obligation to continue the Severance Payment.

         (b) A lump sum payment of $50,000 net after applicable withholding in Loan Reduction.

         (c) If Employee elects continuation of coverage under COBRA, contribution by the Company to the COBRA premium payments for six months from the Resignation Date. The Company will pay an amount equal to the portion of the premium the Company would have paid if the Employee had remained employed.

         (d) Payment of a bonus calculated on the same percentage of annual base salary as other executive bonuses for 2001, if any (the "Bonus"). If any Bonus is payable in cash, the Bonus payment, less applicable withholding, will be paid to Employee as Loan Reduction. If any Bonus is payable in Company stock (the "Stock"), the cash equivalent value of the Stock (based on the market price of the Stock on the date executive Stock Bonuses are paid), less applicable withholding, will be paid to Employee as Loan Reduction instead of receiving the Stock. If any Bonus is payable in stock options, then $0.20 for each immediately vesting option to purchase a share of Stock, less applicable withholding, will be paid to Employee as Loan Reduction instead of receiving the immediately vested portion of the stock option. Employee will not receive any payment in connection with the balance of the stock option granted other executives that does not vest immediately.

         (e) Accelerated vesting of all of Employee's stock options, except Option Grant No. 00000055, for 12 months following the Resignation Date, meaning through January 31, 2003.

         (f) A post-termination exercise period for all of Employee's stock options, except Option Grant No. 00000055, extended from the standard 30 days in section 7 of the standard form of stock option agreement to 12 months following the Resignation Date, meaning through January 31, 2003.

The changes to Employee's stock option rights referenced in paragraphs 4(e) and 4(f), as well as how long Employee waits to exercise these options, could affect the tax treatment of the options. Also, Employee acknowledges that the benefits in paragraphs 4(e) and 4(f) to accelerate vesting and

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extend the post-termination exercise period could result in undesired tax liability or tax treatment of the options. Employee acknowledges that he has obtained competent tax advice and wishes to accept all of the benefits in paragraphs 4(e) and 4(f), along with any associated tax risks and liabilities. Except as provided in this Agreement, all other terms of Employee's option agreements with the Company will not change and will be controlled by the terms of the Company's stock option plan and related agreements.

Other than any salary and benefits that may become due during the Transition Period and the severance package described in this paragraph 4, Employee acknowledges and agrees that he has been paid all wages and accrued, unused vacation that Employee earned during his employment with the Company. Employee understands and acknowledges that he shall not be entitled to any payments or benefits from the Company other than the salary and benefits earned during the Transition Period and the severance package described in this paragraph 4.

     5. Employee will pay the Company on January 31, 2002 an amount equal to the Loan, less all Loan Reduction and less $20,000.

     6. Beginning February 11, 2002, Employee will be retained by the Company as a consultant on an independent contractor basis, pursuant to an independent contractor agreement in the form attached hereto as Exhibit C, which the parties shall execute at the conclusion of the Transition Period. Fees to be paid pursuant to the independent contractor agreement will be in the form of Loan Reduction until such time as the Loan is paid in full.

     7. Employee will pay the Company the remaining amount of the Loan, if any, on the earlier of 1) June 30, 2002, or 2) the lawful termination of the independent contractor agreement entered into by the parties.

     8. In exchange for the Company's willingness to provide Employee with extended employment through the Transition Period and other consideration to which Employee would not otherwise be entitled, Employee and his successors release the Company and its shareholders, investors, directors, officers, parents, subsidiaries, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against those released parties based upon or arising from or related to his employment with the Company and/or the termination of his employment with the Company, including, but not limited to, any claims of breach of contract, wrongful termination, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Americans with Disabilities Act, the California Labor Code, the Fair Employment and Housing Act or any other applicable law or statute.

In exchange for the consideration described in paragraph 4 to which Employee would not otherwise be entitled, Employee agrees to execute a second release at the conclusion of the Transition Period which release is attached hereto as Exhibit B.

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     9.  Employee acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:

         A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Employee waives any rights that he has or may have under section 1542 to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above.

     10. Employee acknowledges and agrees that he shall continue to be bound by and comply with the terms of the Employment Agreement except as explicitly modified herein, and the Employee Innovations and Proprietary Rights Assignment Agreement between the Company and Employee.

     11. Employee agrees that by the Resignation Date he will return to the Company all Company documents (and all copies thereof) and other Company property which he has had in his possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including but not limited to computers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

     12. Employee agrees that he shall not directly or indirectly disclose any of the terms of this Agreement to anyone other than his immediate family or counsel, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law. Employee further agrees that he will not, at any time in the future, make any critical or disparaging statements about the Company, its products or its employees, unless such statements are made truthfully in response to a subpoena or other legal process.

     13. This Agreement, including Exhibits A, B and C, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any agreements described in paragraph 8. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Employee. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court or arbitrator so as to be rendered enforceable. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

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EMPLOYEE UNDERSTANDS THAT HE MAY CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS
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AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES
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RELEASED ABOVE BY SIGNING THIS AGREEMENT. EMPLOYEE ACKNOWLEDGES THAT HE IS
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SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE
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PAYMENTS AND BENEFITS DESCRIBED IN PARAGRAPH 2.
----------------------------------------------



Dated:      January 15     , 2002       /s/ David L. Hodson
        -------------------             ----------------------------------
                                        David L. Hodson


Dated:      January 15     , 2002       iPrint Technologies, inc.
        -------------------

                                        By: /s/ Monte Wood
                                            -------------------------------

                                        Its:
                                            -------------------------------

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                                    Exhibit A

                              EMPLOYMENT AGREEMENT





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                                    Exhibit B

                                 GENERAL RELEASE

Employee and his successors release the Company and its shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against those released parties based upon or arising from or related to his employment with the Company and/or the termination of his employment with the Company, including, but not limited to, any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law or statute.

Employee acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:

          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Employee waives any rights that he has or may have under section 1542, or any similar provision of the laws of any other applicable jurisdiction, to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above.

     This release does not extend to: 1) any right or claim that Employee may have arising from acts or omissions to act after the date of this Release; 2) any claim by the Employee to vested benefits which would otherwise be available under any Company sponsored employee benefit plan including, without limitation, any 401k plan, any employee stock ownership plan, any incentive or other stock option plan or any insurance plan; 3) any right the Employee would otherwise have to defense or indemnification in the event of a claim against the Employee by a third party arising out of acts or omissions within the course and scope of his employment; or 4) any claims arising out of or related to transactions or agreements between Employee and the parties released other than the employment relationship or the termination of that relationship.

EMPLOYEE UNDERSTANDS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS RELEASE AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE WHICH ARE BASED UPON OR ARISE FROM OR ARE RELATED TO HIS EMPLOYMENT WITH THE COMPANY AND/OR THE TERMINATION OF HIS EMPLOYMENT WITH THE COMPANY BY SIGNING THIS RELEASE. EMPLOYEE ACKNOWLEDGES THAT HE IS SIGNING THIS RELEASE KNOWINGLY,WILLINGLY AND VOLUNTARILY IN

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EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 5(c) OF THE
EMPLOYMENT AGREEMENT AND PARAGRAPH 4 OF THIS AGREEMENT.

Dated:  January 15, 2002                 /s/ David L. Hodson
        ----------------                --------------------------------
                                        David L. Hodson



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